Exhibit 99.1

OriginClear Completes Acquisition of Progressive Water Treatment (PWT)

Tweet this: @OriginClear completes Progressive Water Treatment #acquisition and launches profitable #water services group

Los Angeles and Dallas – October 1, 2015 – OriginClear Inc. (OTC/QB: OOIL), a leading provider of water treatment solutions, today announced it has acquired 100 percent of Dallas-based Progressive Water Treatment Inc. (PWT), a profitable and fast-growing designer, builder and service provider for a wide range of industrial water treatment applications.

This marks the first transaction in OriginClear’s corporate strategy to rapidly acquire leading U.S. water service companies focused on specialized water treatment. OriginClear aims to offer a complementary, end-to-end offering to serve growing corporate demand for outsourced water treatment.

“Today’s announcement marks an exciting time for our company. By joining the OriginClear Group of Companies™, we believe we have a major opportunity to grow our existing water services business and penetrate new markets,” said Marc Stevens, PWT’s President. “OriginClear’s business aligns perfectly with Progressive Water Treatment’s, and we look forward to continued expansion together.

Progressive Water Treatment expects to report 2015 revenues of more than $6 million, and to contribute its forecasted 4th quarter revenues of more than $1 million to OriginClear’s 2015 full year income statement.

Based on the current backlog of orders, PWT believes it will achieve revenues of more than $7 million in 2016.

PWT is profitable. With this first acquisition, the OriginClear Group of Companies™ begins as a profitable division, contributing significantly to OriginClear’s overall operating performance.

“Industrial users are increasingly outsourcing their water treatment, but it is a very fragmented business,” said Riggs Eckelberry, CEO of OriginClear. “We believe that there is value in building a single group of water service companies, each with a specific and complementary focus. PWT is a great first acquisition in this process. We plan at least four more in the next two years.”

According to the Bank of America Merrill Lynch global research report, “A Blue Revolution – Global Water”, the world water services industry is expected to double to $1 trillion by 2020. With this transaction complete, OriginClear plans to seek out other companies that focus on complete service solutions, rather than just the sale of proprietary products. OriginClear is targeting companies with strong management teams and profitable operations to build an international group of water treatment solution providers under the OriginClear brand.

Progressive Water Treatment Inc., describes its mission as designing and manufacturing a complete line of water treatment systems for municipal, industrial and pure water applications. The company utilizes a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA technology, in turnkey systems. The company also offers a broad range of services including maintenance contracts, retrofits and replacement assistance. In addition, PWT rents equipment in contracts of varying duration. Customers are primarily served in the United States and Canada, with the company’s reach extending worldwide from Japan to Argentina to the Middle East.

Tweet this: @OriginClear completes Progressive Water Treatment #acquisition and launches profitable #water services group http://www.originclear.com/?p=16917

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.   The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Sarah Mier

Antenna Group

415-977-1947

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com

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Abstract:

Tweet this: @OriginClear completes Progressive Water Treatment #acquisition and launches profitable #water services group

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